Exhibit 99.1


May 7, 2003

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE


GCI REPORTS DETAILED FIRST QUARTER 2002 FINANCIAL RESULTS

     ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported its detailed first quarter 2003 results. For the first quarter of 2003, the company recorded net income of $2.6 million or $0.04 per share on a diluted basis, after the cumulative effect of a change in accounting principle of $0.5 million or $(0.01) per share on a diluted basis, net of income tax benefit. The first quarter 2003 net income compares to net income of $2.2 million or $0.03 per share for the first quarter of 2002.

     Revenues totaled $92.8 million for the first quarter of 2003, an increase of 5.2 percent as compared to $88.2 million in the first quarter of 2002. Earnings before interest, taxes, depreciation, amortization and accretion (EBITDA) increased to $28.9 million for the first quarter of 2003, an increase of $3.8 million or 15.1 percent when compared to first quarter 2002 EBITDA of $25.1 million. Revenues for the first quarter increased sequentially 0.5 percent to $92.8 million as compared to revenues of $92.3 million in the fourth quarter of 2002. GCI's first quarter EBITDA of $28.9 million compares to EBITDA of $28.1 million in the fourth quarter of 2002. The first quarter EBITDA of $28.9 million includes a net $1.9 million refund in 2003 from a local exchange carrier for access services rendered in previous years. GCI's first quarter 2003 EBITDA of $28.9 million exceeded guidance of $25.1 million to $28.1 million.

     The company's local services business added 3,000 access lines during the first quarter and now serves 99,000 access lines, an estimated 20 percent share of the total access line market in Alaska. GCI's statewide Internet platform remained steady at approximately 71,600 customers. More than 38,600 Internet customers are using GCI cable modem service, an increase of 2,400 over the fourth quarter of 2002. GCI cable television services now pass 198,380 homes and serve 136,283 basic subscribers. Basic subscribers increased sequentially by 228 subscribers from the fourth quarter of 2002. Digital revenues for the first quarter of 2003 are up 18.8% sequentially when compared to the fourth quarter of 2002. GCI serves 30,200 digital customers in Anchorage, Fairbanks, Juneau and Kenai.

     "The results of the first quarter contained no surprises and our expectations for the year remain unchanged," said Ron Duncan, GCI president. "In the most challenging environment ever faced by the telecommunications industry GCI continues to deliver steady growth. We have now completed a major amendment to our senior credit facility which extends the term of the facility and increases our flexibility."

     "On a percentage basis growth for 2003 will likely be less than previous years. However our continued focus on our customers and the careful investment of new capital should enable us to accelerate growth in 2004. Our internal goal is to grow run rate cash flow to $150 million before the end of 2005 and I believe we are on track to do so."

Highlights:

   - Consolidated revenues increased 5.2 percent to $92.8 million for the first quarter of 2003 as compared to $88.2 million in 2002. First quarter 2003 revenues increased approximately 0.5 percent sequentially over revenues of $92.3 million in the fourth quarter of 2002.

   - Consolidated EBITDA increased 15.1 percent to $28.9 million in the first quarter 2003 as compared to $25.1 million in 2002. Consolidated first quarter EBITDA of $28.9 million increased $0.8 million sequentially, an increase of 2.8 percent, from $28.1 million for the fourth quarter of 2002. First quarter 2003 EBITDA of $28.9 million includes a net $1.9 million refund in 2003 from a local exchange carrier for access services rendered in previous years.

   - Broadband, private line and other data revenues increased 9.8 percent to $14.6 million during the first quarter of 2003 as compared to $13.3 million in the same period of 2002.

   - GCI had approximately 99,000 local service access lines in service at the end of the first quarter 2003 representing an increase of 3,000 access lines over the fourth quarter or an annualized sequential growth rate of
     12.5 percent. The company estimates it has an approximate 20 percent share of the total access line market in Alaska. Approximately 87 percent of GCI's access lines are provisioned on its own facilities or on resold local loops.

   - GCI's statewide Internet platform remained steady at approximately 71,600 customers.

   - GCI provides cable modem Internet access in the Anchorage, Fairbanks, Juneau, Valdez, Sitka, Nome, Seward, Kenai, Soldotna, Wasilla, Cordova, Petersburg, Wrangell, Homer, Bethel and Kodiak. The company had more than 38,600 cable modem customers at the end of the first quarter 2003, as compared to 30,000 at the end of the first quarter of 2002. We believe GCI's cable modem penetration rate is one of the highest in the nation. More than 96 percent of GCI's cable customers are able to receive cable modem service.

   - During the three months ending March 31, 2003 we decreased our capital expenditures for all of our product lines as compared to the same period in 2002. The decrease was due to capital expenditure limitations required by our Senior Facility, which we closed on November 1, 2002. In April 2003 we amended our Senior Facility agreement which, among other items, increases the amount we may incur for capital expenditures.

   - GCI estimates that second quarter revenues will total approximately $92-95 million and EBITDA is expected to exceed $28.9 million.

   - GCI will discuss further first quarter highlights and provide additional non- material commentary during its Investor and Analyst Conference call on Thursday, May 8 at 2:00 pm EDT. More information about the call can be found at www.gci.com, click on "Investors".

Long Distance Results

     Long distance and related revenues for the first quarter of 2003 increased
0.5 percent to $56.3 million as compared to $56.0 million for the first quarter of 2002. For the first quarter of 2003 long distance EBITDA totaled $18.6 million as compared to $17.0 million in the first quarter of 2002, an increase of 9.4 percent over the prior year. Revenue growth in broadband, private line and dedicated data services revenues, product sales, managed services and long haul fiber lease revenues offset a decrease in switched minutes revenues. EBITDA growth for the first quarter of 2003 is primarily attributable to a net $1.9 million refund in 2003 from a local exchange carrier for access services rendered in previous years.

     Long distance revenues of $56.3 million for the first quarter of 2003 are relatively unchanged from the fourth quarter of 2002. Long distance EBITDA of $18.6 million for the first quarter of 2003 increased 3.3 percent from $18.0 million in the fourth quarter of 2002. The sequential increase in EBITDA is primarily attributable to the previously mentioned net $1.9 million non-recurring refund in 2003.

     Total minutes-of-use was down 3.5 percent in the first quarter of 2003 as compared to the first quarter of 2002 and 1.8 percent sequentially from the fourth quarter of 2002.

     Revenues from broadband, private line and other data services increased 9.8 percent to $14.6 million during the first quarter of 2003 as compared to $13.3 million in the same period of 2002 and were up 2.1 percent from $14.3 million in the fourth quarter of 2002. The increase in revenue results from growing demand for data services by Internet service providers, commercial and governmental customers and others, and delivery of broadband services into rural Alaska.

     The total number of billed long distance customers decreased by 0.9 percent from the fourth quarter of 2002.

Cable Television Results

     Cable television revenues for the first quarter increased 9.9 percent to $23.4 million from $21.3 million in the first quarter of 2002, and were up slightly from the fourth quarter of 2002. Sequential revenues were flat due primarily to strong political insertion ad sales for the fourth quarter of 2002. EBITDA increased 12.8 percent to $10.6 million from $9.4 million in the first quarter of 2002, and increased 1.9 percent from the fourth quarter of 2002. The increase in revenues and EBITDA year-over-year is due, in part, to the increase in basic subscribers and more sales of higher margin products such as digital television and cable modem services.

     Gross margins as a percentage of revenues are relatively unchanged year-over-year and down 226 basis points sequentially. The decline in gross margin sequentially was due primarily to strong political insertion ad sales in the fourth quarter and first quarter programming cost increases. The growth rate in higher value products such as digital cable service and cable modems is expected to help mitigate the margin effects of increasing programming and copyright costs.

     As of March 31, 2003, the company's cable television operations passed 198,380 homes and served 136,283 basic subscribers (112,251 equivalent basic subscribers). Average revenue per equivalent basic subscriber increased 8.8 percent to $69.49 for the first quarter of 2003 as compared to $63.88 for the first quarter of 2002, and was up slightly from $69.38 from the fourth quarter of 2002. The company added 228 basic subscribers to its system during the first quarter.

     The company offers digital cable television service in Anchorage, Fairbanks, Juneau, Kenai and Soldotna. GCI served 30,200 digital customers at the end of the first quarter of 2003.

     In October 2002 we, along with the other largest publicly traded multiple system operators signed a pledge to support and adhere to new voluntary reporting guidelines on common operating statistics to provide investors and others with a better understanding of our operations. The operating statistics below include capital expenditures and customer information from our cable television, cable telephony and cable modem services. These statistics do not include capital expenditures or customer relationships for our long distance, local access services and Internet services.

     Our capital expenditures by standard reporting category for the three months ending March 31, 2003 and 2002 follows (amounts in thousands):

                                                       2003               2002
                                                     -------            -------
   Customer premise equipment("CPE")                $ 1,276            $ 1,333
   Commercial                                            68                176
   Scalable infrastructure                              135              1,131
   Line extensions                                       88                124
   Upgrade/rebuild                                       72              1,286
   Support capital                                       77              2,358
                                                     -------            -------
                                                    $ 1,716            $ 6,408
                                                     -------            -------

     The standardized definition of a customer relationship is the number of customers that receive at least one level of service, encompassing voice, video, and data services, without regard to which services customers purchase. At March 31, 2003 and 2002 our cable business had 124,007 and 122,273 customer relationships, respectively.

     The standardized definition of a revenue generating unit is the sum of all primary analog video, digital video, high-speed data, and telephony customers, not counting additional outlets. At March 31, 2003 and 2002 our cable business had 300,421 and 289,206 revenue generating units, respectively.

Local Telephone Results

     Local telephone service revenues for the first quarter increased 15.1 percent to $8.4 million as compared to $7.3 million in the first quarter of 2002, and decreased 2.3 percent sequentially from $8.6 million in the fourth quarter of 2002. The decrease in sequential local service revenues is attributable to a reallocation of pooled access revenues from intrastate long distance carriers, including GCI.

     Local services generated a $1.2 million EBITDA loss for the first quarter, an improvement of $0.1 million over the first quarter of 2002. The first quarter EBITDA loss of $1.2 million compares to $1.1 million of reported EBITDA loss in the fourth quarter of 2002. If the local telephone business was given credit for approximately $1.8 million in access cost savings on calls placed by GCI long distance customers who are also GCI local customers, the company's local telephone business would have reported positive EBITDA. GCI's local telephone business has been generating positive cash flow on a stand-alone basis for several quarters.

     GCI provided local service for approximately 99,000 access lines at the end of the first quarter of 2003, an increase of 3,000 access lines or 3.1 percent from the 96,000 access lines in service at the end of the fourth quarter of 2002. The company estimates it has attained a 20 percent share of the total access line market in Alaska.

Internet Access Results

     As of March 31, 2003 GCI's statewide Internet platform customer count remained relatively unchanged at approximately 71,600 customers. Internet access revenues for the first quarter of 2003 totaled $4.6 million, an increase of 27.8 percent year-over-year and 9.5 percent sequentially when compared to first quarter 2002 revenues of $3.6 million and fourth quarter 2002 revenues of $4.2 million. The increase in Internet access revenues is attributed to existing subscribers adding additional features and services including cable modem service.

     The first quarter EBITDA of $1.0 million is an improvement of $1.0 million over the EBITDA of $0.0 million in the first quarter of 2002 and an improvement of $0.2 million over the EBITDA of $0.8 million in the fourth quarter of 2002. Internet access results continue to improve, reflecting increasing economies of scale and operating cost controls.

     During the first quarter of 2003 GCI began offering a new cable modem service called LiteSpeed as an alternative product to our dial-up Internet service and our HyperNet 360/64 K cable modem service priced at $39.99 per month to GCI long distance customers. LiteSpeed is a 64/32 K transfer rate Internet service offered at $24.99 per month to GCI long distance customers. HyperNet and LiteSpeed are priced at $54.99 and $39.99 per month, respectively, to customers who do not take our long distance service.

     GCI began offering Internet access services during 1998 and its dial-up Internet service is offered in most major Alaska markets. Due to the completion of major cable plant upgrades, GCI can now offer cable modem service to 96 percent of its cable entertainment subscribers. GCI is now providing cable modem Internet access in the Anchorage, Fairbanks, Juneau, Valdez, Sitka, Nome, Seward, Kenai, Soldotna, Wasilla, Cordova, Petersburg, Wrangell, Homer, Bethel and Kodiak. The company had 38,600 cable modem customers at the end of the first quarter of 2003, an increase of 8,600 customers when compared to the first quarter of 2002. We believe GCI's cable modem penetration rate is one of the highest in the nation. When expansion plans are completed almost all GCI cable television customers will be able to receive cable modem service. GCI plans to offer high speed Internet service to substantially all communities it serves by 2004.

     The foregoing contains forward-looking statements regarding the company's expected results which are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statements sections of Form 10K and 10-Q filed with the Securities and Exchange Commission.

     Based on revenues GCI is the largest Alaska-based and operated integrated telecommunications provider and provides local, wireless, and long distance telephone, cable television, Internet and data communication services throughout Alaska. More information about the company can be found at www.gci.com.


                                    #    #    #


A CONFERENCE CALL TO DISCUSS OPERATING RESULTS WILL TAKE PLACE ON THURSDAY, MAY 8, 2003 FROM 2 P.M. TO 3 P.M. (EASTERN TIME). SENIOR MANAGEMENT WILL CONDUCT THE BRIEFING.

TO ACCESS THE BRIEFING ON MAY 8, CALL THE WORLDCOM CONFERENCE OPERATOR BETWEEN 1:50 P.M. AND 2 P.M. (EASTERN) AT 800-779-0488. (INTERNATIONAL CALLERS SHOULD DIAL 630 395-0017). IDENTIFY YOUR CALL AS "GCI." CALLERS WILL BE PLACED ON MUSIC HOLD UNTIL THE BRIEFING COMMENCES. AFTER THE DIRECT BY GCI, CALLERS MAY ASK QUESTIONS VIA THE CONFERENCE OPERATOR.

TO ACCESS THE CALL ONLINE VIA NET CONFERENCE, LOG ON TO WWW.GCI.COM AND FOLLOW THE INSTRUCTIONS. THE CALL WILL BE ARCHIVED FOR TWO WEEKS.

BEGINNING AT 4:00 P.M. (EASTERN) ON MAY 8, A REBROADCAST OF THE BRIEFING WILL BE AVAILABLE FOR 72-HOURS BY DIALING 800-234-2079, ACCESS CODE 7461 (INTERNATIONAL CALLERS SHOULD DIAL 402-220-9687). CALLERS MAY UTILIZE THE FOLLOWING OPTIONS DURING THE REBROADCAST.

- PRESS "7" TO REWIND THE CALL 30 SECONDS.
- PRESS "8" TO PAUSE THE CALL.
- PRESS "9" TO FAST-FORWARD THE CALL 30 SECONDS.

THIS PRESS RELEASE WILL APPEAR IN THE INVESTOR SECTION OF THE COMPANY'S WEBSITE AT WWW.GCI.COM.

                                      GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                              CONSOLIDATED BALANCE SHEETS

                                                                                        (Unaudited)
                                                                                         March 31,         December 31,
                                      Assets                                               2003               2002
----------------------------------------------------------------------------------- ------------------ ------------------
                                                 (Amounts in thousands)
Current assets:
  Cash and cash equivalents                                                        $      18,173             11,940
                                                                                    ------------------ ------------------

  Receivables:
   Trade                                                                                  58,717             63,111
   Employee                                                                                  318                391
   Other                                                                                   2,493              3,093
                                                                                    ------------------ ------------------
                                                                                          61,528             66,595
   Less allowance for doubtful receivables                                                13,929             14,010
                                                                                    ------------------ ------------------
     Net receivables                                                                      47,599             52,585
                                                                                    ------------------ ------------------

  Deferred income taxes, net                                                               8,875              8,509
  Prepaid and other current assets                                                         8,541              9,171
  Inventories                                                                              1,088                400
  Property held for sale                                                                   1,037              1,037
  Notes receivable with related parties                                                      775                697
                                                                                    ------------------ ------------------
       Total current assets                                                               86,088             84,339
                                                                                    ------------------ ------------------


Property and equipment in service, net of depreciation                                   378,995            381,394
Construction in progress                                                                  13,190             16,958
                                                                                    ------------------ ------------------
       Net property and equipment                                                        392,185            398,352
                                                                                    ------------------ ------------------
Cable certificates, net of amortization of $26,857 and $26,884 at March 31,
  2003 and December 31, 2002, respectively                                               191,159            191,132
Goodwill, net of amortization of $7,200 at March 31, 2003 and
  December 31, 2002                                                                       43,284             41,972
Other intangible assets, net of amortization of $1,178 and $1,848
  at March 31, 2003 and December 31, 2002, respectively                                    3,513              3,460
Deferred loan and senior notes costs, net of amortization of $5,374 and
  $4,110 at March 31, 2003 and December 31, 2002, respectively                             8,900              9,961
Notes receivable with related parties                                                      5,184              5,142
Other assets, at cost, net of amortization of $119 and $24 at March 31, 2003
  and December 31, 2002, respectively                                                      5,091              4,424
                                                                                    ------------------ ------------------
    Total other assets
                                                                                         257,131            256,091
                                                                                    ------------------ ------------------
       Total assets                                                                $     735,404            738,782
                                                                                    ================== ==================

                                                                                                             (Continued)

                                      GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                              CONSOLIDATED BALANCE SHEETS
                                                      (Continued)
                                                                                        (Unaudited)
                                                                                         March 31,         December 31,
                      Liabilities and Stockholders' Equity                                 2003               2002
----------------------------------------------------------------------------------------------------- -------------------
                                                 (Amounts in thousands)
Current liabilities:
  Current maturities of obligations under long-term debt and capital leases      $        16,804              1,857
  Accounts payable                                                                        27,528             33,605
  Deferred revenue                                                                        16,628             18,290
  Accrued payroll and payroll related obligations                                         12,823             11,821
  Accrued liabilities                                                                      5,372              5,763
  Accrued interest                                                                         4,819              7,938
  Subscriber deposits                                                                        825                889
                                                                                  ------------------- -------------------
     Total current liabilities                                                            84,799             80,163

Long-term debt, excluding current maturities                                             342,700            357,700
Obligations under capital leases, excluding current maturities                            43,653             44,072
Obligations under capital leases due to related party, excluding current
  maturities                                                                                 697                703
Deferred income taxes, net of deferred income tax benefit                                 18,411             16,061
Other liabilities, net of accumulated accretion of $589 and $0 at March 31,
  2003 and December 31, 2002, respectively                                                 6,665              4,956
                                                                                  ------------------- -------------------
       Total liabilities                                                                 496,925            503,655
                                                                                  ------------------- -------------------

Redeemable preferred stocks                                                               26,907             26,907
                                                                                  ------------------- -------------------
Stockholders' equity
  Common stock (no par):
    Class A. Authorized 100,000 shares; issued 52,032 and 51,795
     shares at March 31, 2003 and December 31, 2002, respectively                        201,216            199,903

    Class B.  Authorized 10,000 shares; issued 3,874 and 3,875 shares at March 31, 2003 and December 31, 2002, respectively;
      convertible on a share-per-share basis into Class A common stock                     3,274              3,274

    Less cost of 338 and 317 Class A common shares held in treasury
      at March 31, 2003 and December 31, 2002, respectively                               (1,917)            (1,836)

  Paid-in capital                                                                         11,338             11,222
  Notes receivable with related parties issued upon stock option exercise                 (5,650)            (5,650)
  Retained earnings                                                                        3,889              1,847
  Accumulated other comprehensive loss                                                      (578)              (540)
                                                                                  ------------------- -------------------
       Total stockholders' equity                                                        211,572            208,220
Commitments and contingencie
                                                                                  ------------------- -------------------
       Total liabilities and stockholders' equity                                $       735,404            738,782
                                                                                  =================== ===================

                           GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          (Unaudited)
                                                                  Three Months Ended March 31,
                                                                   2003                 2002
                                                            -------------------  -------------------
                                                                    (Amounts in thousands,
                                                                   except per share amounts)
Revenues                                                   $     92,777               88,210

Cost of sales and services                                       30,248               31,237
Selling, general and administrative expenses                     32,993               31,301
Bad debt expense                                                    597                  581
Depreciation, amortization and accretion expense                 13,501               13,958
                                                            -------------------  -------------------
   Operating income                                              15,438               11,133
                                                            -------------------  -------------------
Other income (expense):
  Interest expense                                               (9,154)              (6,591)
  Deferred loan and senior notes fee expense                     (1,073)                (757)
  Interest income                                                   166                   73
                                                            -------------------  -------------------
   Other expense, net                                           (10,061)              (7,275)
                                                            -------------------  -------------------
   Net income before income taxes and cumulative
     effect of a change in accounting principle                   5,377                3,858

Income tax expense                                                2,282                1,646
                                                            -------------------  -------------------
   Net income before cumulative effect of a change in
     accounting principle                                         3,095                2,212

Cumulative effect of a change in accounting principle,
  net of income tax benefit of $367                                (544)                 ---
                                                            -------------------  -------------------
       Net income                                          $      2,551                2,212
                                                            ===================  ===================

Basic and diluted net income per common share:
  Net income before cumulative effect of a change in
    accounting principle                                   $       0.05                 0.03
  Cumulative effect of a change in accounting
    principle, net of income tax benefit of $367                  (0.01)                 ---
                                                            -------------------  -------------------
    Net income                                             $       0.04                 0.03
                                                            ===================  ===================

Non-GAAP Financial Reconciliation Schedule
(Amounts in Millions)                                                                    Three Months Ended
                                                                       March 31, 2003      March 31, 2002    December 31, 2002
                                                                      ------------------ ------------------- ------------------
EBITDA (Note 1)                                                      $      28.9                25.1                28.1
Depreciation, amortization and accretion expense                            13.5                14.0                14.6
                                                                      ------------------ ------------------- ------------------
      Operating income                                                      15.4                11.1                13.5
                                                                      ------------------ ------------------- ------------------
Other income (expense):
   Interest expense                                                         (9.2)               (6.6)               (9.0)
   Deferred loan and senior notes fee expense                               (1.1)               (0.8)               (3.2)
   Interest income                                                           0.2                 0.1                 0.2
                                                                      ------------------ ------------------- ------------------
      Other expense, net                                                   (10.1)               (7.3)              (12.0)
                                                                      ------------------ ------------------- ------------------
    Net income before income taxes and cumulative
       effect of a change in accounting principle                            5.3                 3.8                 1.5

Income tax expense                                                           2.2                 1.6                 1.0
                                                                      ------------------ ------------------- ------------------
    Net income before cumulative effect of a change
       in accounting principle                                               3.1                 2.2                 0.5

    Cumulative effect of a change in accounting principle, net of
     income tax benefit of $0.4                                             (0.5)                ---                 ---
                                                                      ------------------ ------------------- ------------------
    Net income                                                       $       2.6                 2.2                 0.5
                                                                      ================== =================== ==================

Notes:
(1) EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization and Accretion) is the sum of Net Income, Net Interest expense, Taxes, Depreciation, Amortization and Accretion. EBITDA is not presented as an alternative measure of Net Income, Operating income or cash flow from operations, as determined in accordance with Generally Accepted Accounting Principals (GAAP.) GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

Traditional Summary                    Quarter Ended March 31, 2003                       Quarter Ended March 31, 2002
                                       ----------------------------                       ----------------------------
                               Long            Local                              Long            Local
                             Distance  Cable  Services  Internet  Combined      Distance  Cable  Services  Internet  Combined
                            ----------------------------------------------      ---------------------------------------------

Revenues                    $ 56,323  23,438   8,426     4,590     92,777        55,983  21,346   7,308     3,573     88,210

Cost of sales                 16,738   6,457   5,649     1,404     30,248        19,378   5,956   4,709     1,194     31,237
                            ----------------------------------------------      ---------------------------------------------

   Contribution               39,585  16,981   2,777     3,186     62,529        36,605  15,390   2,599     2,379     56,973
                            ----------------------------------------------      ---------------------------------------------

Selling, general and
  administrative expenses     20,560   6,249   4,001     2,183     32,993        19,077   5,980   3,878     2,366     31,301
Bad debt expense                 448     149       -         -        597           559      22       -         -        581
                            ----------------------------------------------      ---------------------------------------------

  EBITDA                      18,577  10,583  (1,224)    1,003     28,939        16,969   9,388  (1,279)       13     25,091

Depreciation & amortization    6,989   4,766     864       882     13,501         8,087   4,171     810       890     13,958
                            ----------------------------------------------      ---------------------------------------------

   Operating income (loss)  $ 11,588   5,817  (2,088)      121     15,438         8,882   5,217  (2,089)     (877)    11,133
                            ==============================================      =============================================

Integrated Summary EBITDA

                                    Quarter Ended March 31, 2003                    Quarter Ended March 31, 2002
                                    ----------------------------                    ----------------------------
                                                   Enter-                                            Enter-
                              Voice      Data     tainment    Combined        Voice       Data      tainment     Combined
                              ----------------------------------------        -------------------------------------------
Traditional Summary EBITDA:
  Long Distance              $18,577                           18,577         16,969                              16,969
  Cable                                            10,583      10,583                                 9,388        9,388
  Local Services              (1,224)                          (1,224)        (1,279)                             (1,279)
  Internet                               1,003                  1,003                       13                        13
                              ----------------------------------------        -------------------------------------------
                              17,353     1,003     10,583      28,939         15,690        13        9,388       25,091

EBITDA Reallocations:
  Long Distance               (7,710)    7,710                      -         (7,898)    7,898                         -
  Cable                                  2,116     (2,116)          -                    1,396       (1,396)           -
  Local Services                 (27)       27                      -            (34)       34                         -
                              ----------------------------------------        -------------------------------------------
   Integrated Summary EBITDA $ 9,616    10,856      8,467      28,939          7,758     9,341        7,992       25,091
                              ========================================        ===========================================

Traditional Summary                    Quarter Ended March 31, 2003                       Quarter Ended December 31, 2002
                                       ----------------------------                       -------------------------------
                               Long            Local                              Long            Local
                             Distance  Cable  Services  Internet  Combined      Distance  Cable  Services  Internet  Combined
                            ----------------------------------------------      ---------------------------------------------

Revenues                    $ 56,323  23,438   8,426     4,590     92,777        56,243  23,366   8,561     4,172     92,342

Cost of sales                 16,738   6,457   5,649     1,404     30,248        18,721   5,909   5,241     1,220     31,091
                            ----------------------------------------------      ---------------------------------------------
   Contribution               39,585  16,981   2,777     3,186     62,529        37,522  17,457   3,320     2,952     61,251
                            ----------------------------------------------      ---------------------------------------------

Selling, general and
  administrative expenses     20,560   6,249   4,001     2,183     32,993        19,337   7,001   4,442     2,154     32,934
Bad debt expense                 448     149       -         -        597           156      94       -         -        250
                            ----------------------------------------------      ---------------------------------------------

  EBITDA                      18,577  10,583  (1,224)    1,003     28,939        18,029  10,362  (1,122)      798     28,067

Depreciation & amortization    6,989   4,766     864       882     13,501         8,991   3,826     919       857     14,593
                            ----------------------------------------------      ---------------------------------------------

   Operating income (loss)  $ 11,588   5,817  (2,088)      121     15,438         9,038   6,536  (2,041)      (59)    13,474
                            ==============================================      =============================================

Integrated Summary EBITDA

                                    Quarter Ended March 31, 2003                    Quarter Ended December 31, 2002
                                    ----------------------------                    -------------------------------
                                                   Enter-                                            Enter-
                              Voice      Data     tainment    Combined        Voice       Data      tainment     Combined
                              ----------------------------------------        -------------------------------------------
  Long Distance              $18,577                           18,577         18,029                              18,029
  Cable                                            10,583      10,583                                10,362       10,362
  Local Services              (1,224)                          (1,224)        (1,122)                             (1,122)
  Internet                               1,003                  1,003                      798                       798
                              ----------------------------------------        -------------------------------------------
                              17,353     1,003     10,583      28,939         16,907       798       10,362       28,067

EBITDA Reallocations:
  Long Distance               (7,710)    7,710                      -         (8,464)    8,464                         -
  Cable                                  2,116     (2,116)          -                    1,953       (1,953)           -
  Local Services                 (27)       27                      -            (51)       51                         -
                             -----------------------------------------        -------------------------------------------
   Integrated Summary EBITDA $ 9,616    10,856      8,467      28,939          8,392    11,266        8,409       28,067
                             =========================================        ===========================================